Exhibit 10

March 16, 2000

Mr. Thomas B. King
PG&E Gas Transmission Corporation
1100 Louisiana, 10th Floor
Houston, TX 77002

Dear Tom:

Consistent with our recent discussions, I am pleased to confirm the relocation arrangements and other compensation items which the PG&E National Energy Group will provide to you in connection with your relocation from Houston, Texas, to Bethesda, Maryland. The relocation benefits will be as provided under our existing relocation plan, with the following modifications:

1. A moving allowance equal to one month's pay.

2. Reimbursement for travel expenses incurred in finding a principal residence in the Bethesda area, without a limitation on the number of trips required. Under the relocation plan, you also will be reimbursed for the reasonable cost of temporary housing, which, subject to my prior approval, can be extended beyond the period provided under the plan.

3. Reimbursement of all closing costs incurred in the sale of your existing residence and the purchase of a new residence.
The relocation plan also will indemnify you for any loss that you may suffer on the sale of your existing residence.

4. The plan will provide for the reimbursement of any tuition loss which you incur as a result of your children changing schools, as well as enrollment and application fees, testing, and school travel costs incurred in placing your children in comparable schools in the Bethesda area.

5. You also will be provided with a temporary mortgage buy-down of $3,500 per month, payable for four years, commencing with the first mortgage payment for your new residence. Should you voluntarily resign from employment with PG&E Corporation or one of its subsidiaries or affiliates prior to December
31, 2004, you will be required to repay all amounts provided to you under the temporary mortgage buy-down.

In addition to continuation of your current compensation and benefit package, and in recognition of the additional expenses associated with your relocation at our request to Bethesda, you also will receive a one-time payment of $150,000, net of taxes, and a one-time taxable payment of $75,000. Should you voluntarily resign from your position and

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Mr. Thomas B. King
March 16, 2000
Page 2


no longer be employed by PG&E Corporation or one of its subsidiaries or affiliates prior to December 31, 2004, you will be required to repay the gross amount of this payment. Inasmuch as this payment is considered to be additional compensation, payment is conditioned on approval by PG&E Corporation's
Nominating and Compensation Committee.

I believe that this captures the key points of our discussions concerning relocation and compensation benefits. If so, would you please sign in the space provided below, and return the signed original to Brent Stanley. Should you have any questions, please feel free to discuss with Brent Stanley.

Tom, I'm very pleased with the progress which the key officer team has made in the last few months in shaping the future strategy of the PG&E National Energy Group. I also understand and appreciate your commitment to making a success of this strategy, and look forward to working with you.

Sincerely,

/s/ Thomas G. Boren

TGB:dah

cc:  G. Brent Stanley

/s/   Thomas B. King
_________________________
      Thomas B. King